Exhibit 5.1

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131

April 13, 2005

Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, Florida 33133

Ladies and Gentlemen:

     We have acted as counsel for Terremark Worldwide, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, with respect to 267,971,229 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), and warrants (the “Financing Warrants”) to purchase an aggregate of 20,000,000 shares of the Company’s Common Stock, issued to certain of the selling stockholders (the “Selling Stockholders”), 195,787,394 of which shares of Common Stock are issued and outstanding (the “Shares”) and 72,183,835 of which shares of Common Stock may be issued as a result of the conversion of convertible preferred stock or the exercise of warrants (including, among other warrants, the Financing Warrants) or options (the “Additional Shares”).

     The terms of the Financing Warrants are set forth in Warrant Certificates (the “Warrant Certificates”), dated as of December 31, 2004, by and among the Company and each of Citigroup Global Markets Realty Corp., Falcon Mezzanine Partners, LP, Stichting Pensioenfonds ABP and Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen.

     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Company’s amended and restated certificate of incorporation, as filed with the Secretary of State of the State of Delaware, (2) the Company’s restated bylaws, (3) resolutions of the board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein, including the Warrant Certificates.

     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York and other than Delaware corporate law in connection with the transactions contemplated by the Warrant Certificates.

     Based solely upon and subject to the Documents, and subject to the qualifications set forth above and below, we are of the opinion that:

          (1) the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized, fully paid and nonassessable;

          (2) the Additional Shares have been duly authorized and, when issued and delivered in accordance with the terms of the securities pursuant to which they are issued, will be fully paid and nonassessable; and

          (3) the Financing Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

     Our opinion as to enforceability of the Financing Warrants is subject to the qualification that certain provisions thereof may be unenforceable in whole or in part under the laws of the States of Delaware and New York, as applicable, but the inclusion of any such provision will not affect the validity of the Financing Warrants and each of them contain legally adequate provisions for the realization of the principal legal rights and benefits afforded thereby. We express no opinion concerning federal or state securities laws.

     Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement. We do not express any opinion with respect to the law of any jurisdiction other than the aforementioned jurisdictions or as to the effect of the laws of any such non-opined on jurisdictions on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours, GREENBERG TRAURIG, P.A.
By:	/s/ Paul Berkowitz, Esq.
Paul Berkowitz, Esq.